Exhibit 99.1

For Immediate Release

Investor Relations
Fitzhugh Taylor
(203) 682-8261
fitzhugh.taylor@icrinc.com

Media Relations
Liz Brady DiTrapano
(646) 277-1226
liz.brady@icrinc.com

Ignite Restaurant Group Appoints Ann Iverson to Board of Directors

Houston, TX—(BUSINESS WIRE)—December 10, 2012—Ignite Restaurant Group (NASDAQ: IRG) today announced that Ann Iverson has been appointed as an independent member of its Board of Directors, effective December 7, 2012. Ms. Iverson was also appointed Chair of the Audit Committee of the Board of Directors.  Ms. Iverson will replace Richard P. Bermingham as Chair of the Audit Committee, who recently notified the Company that he would resign from the Board effective December 31, 2012.

Paul R. Vigano, Chairman of Ignite Restaurant Group, stated, “We are pleased to add someone of Ann’s caliber to our Board. Ann’s public market board experience, including her tenure on audit, finance and governance committees, as well as her role as chief executive officer at numerous multi-unit concepts is a tremendous asset for Ignite. In addition, her expertise in finance, branding and marketing will help support Ignite’s future growth and be a valuable resource to the entire organization.”

Mr. Vigano added, “We would also like to thank Dick for his service to Ignite and our shareholders. He has been a thoughtful and wise voice on our Board, and we wish him continued success in his future endeavors.”

Ms. Iverson has provided international consulting services in Carefree, Arizona, since 1998.  Prior to that, Ms. Iverson served as chief executive officer of Laura Ashley Holdings plc, Mothercare plc and Kay-Bee Toy Stores, as well as chairman of Brooks Sports, Inc.  Additionally, she has held executive positions with Bloomingdales and Federated Department Stores, Inc.  Ms. Iverson is also a member of the Board of Directors at Owens Corning where she serves on the Audit and Finance Committees. Previously she served on a number of other public company boards including Shoe Pavilion, Inc. and Iconix. She currently is Chairman of the Board of Thunderbird School of Global management where she has been a trustee since 2001 and a member of Financo Global Consulting.

About Ignite Restaurant Group

Ignite Restaurant Group, Inc. owns and operates two restaurant brands, Joe’s Crab Shack and Brick House Tavern + Tap. Each brand offers a variety of high-quality, chef-inspired food and beverages in a distinctive, casual, high-energy atmosphere. Joe’s Crab Shack and Brick House Tavern + Tap operate in a diverse set of markets across the United States.